Exhibit 10.4
RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is entered into, and shall become effective, as of the 18 day of December, 2020 (the “Effective Date”) by and between MTS Systems Corporation, a Minnesota corporation (the “Company”), and Dave Hore (“Executive”).

W I T N E S S E T H

WHEREAS, Executive is currently employed by a wholly owned subsidiary of the Company and his or her services and knowledge are valuable to the Company in connection with the management of one or more of the Company’s principal operating facilities, divisions, or departments;

WHEREAS, the Company, Amphenol Corporation, a Delaware corporation (“Parent”) and Moon Merger Sub Corporation, a Minnesota corporation and wholly owned subsidiary of Parent (“Sub”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 8, 2020, pursuant to which Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger” and the date on which the Merger is consummated, the “Closing Date”);

WHEREAS, the Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has determined that, it is in the best interests of the Company and its stockholders to secure Executive’s continued services and to ensure Executive’s continued dedication.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1.Retention Bonus. Subject to the terms of this Agreement (including, without limitation, the terms of Section 3 of this Agreement regarding Executive’s contingent obligation to repay to the Company certain amounts paid to Executive hereunder and the terms of Section 4 regarding Executive’s obligation to cooperate with certain actions taken by the Company in connection with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) the Company shall pay to Executive a retention bonus in an amount equal to $500,000 (the “Retention Bonus”). Subject to the satisfaction of the terms contained in this Agreement, (a) fifty percent (50%) of the Retention Bonus shall be paid in cash in a lump sum as soon as practical following the Effective Date and no later than December 31, 2020 (the “First Retention Bonus” and the date on which such amount is paid, the “First Payment Date”) and (b) the remaining fifty percent (50%) shall be paid in cash in a lump sum within thirty (30) days following the first (1st) anniversary of the Closing Date (the “Second Retention Bonus” and the date on which such amount is paid, the “Second Payment Date”); provided that, in each case, Executive remains continuously employed by the Company or any of its affiliates through the

First Payment Date or the Second Payment Date, as applicable. Such payment will be subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to employee benefit programs in which Executive is enrolled to the extent so provided under such programs subject to the terms of such plans.

2.Termination of Employment. Executive shall not be entitled to receive all or any portion of the Second Retention Bonus if Executive’s employment is terminated for any reason prior to the first (1st) anniversary of the Closing Date.

3.Repayment.

(a)Repayment Obligation. If, before the Closing Date, (i) Executive’s employment with the Company is terminated by the Company for Cause or Executive resigns for any reason other than Good Reason, or (ii) Executive breaches the terms of any restrictive covenant included in an agreement between the Company or any of its affiliates and Executive (but only if the Board determines prior to the Closing Date that such a breach occurred), then Executive shall repay to the Company an amount equal to the First Retention Bonus. Executive shall repay such amount to the Company no later than the fifteenth (15th) day following his or her termination of employment (such date, the “Repayment Date”).

(b)Interest for Late Payment; Fees Associated with Collection. If Executive fails to fully repay the First Retention Bonus to the Company on or prior to the Repayment Date, then any amount owed by Executive to the Company shall accrue interest at the prime rate as published in the Wall Street Journal on such Repayment Date (or, if the Wall Street Journal is not published on such date, on the next date on which it is published). If Executive fails to fully repay the First Retention Bonus as set forth in this Agreement and the Company refers the matter to an attorney or collection agency for collection, Executive agrees to pay all costs and reasonable attorney’s fees incurred by the Company in connection with such collection efforts.

(c)Authorization to Withhold from Payments. If Executive receives a demand to repay the First Retention Bonus, Executive agrees to promptly execute any additional documents or take any other action (including at the time his or her employment terminates) necessary or advisable to authorize the Company to withhold all amounts owed to Company for repayment obligations, interest and costs of collection from any final pay, final expense reimbursement or accrued but unused vacation from the amounts owed by the Company to Executive. The Company and Executive agree that nothing in this paragraph shall limit the Company’s rights to seek repayment from Executive by any other means.

(d)Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(i)“Cause” means any of the following: (A) the willful and continued failure by Executive (other than any such failure resulting from (I) Executive’s Disability, (II) any such actual or anticipated failure after the delivery of a notice of termination by Executive for Good Reason (which complies with the requirements set forth in the definition of Good Reason below), or (III) the Company’s active or passive obstruction of the performance of Executive’s duties and responsibilities) to perform substantially the duties and responsibilities of Executive’s position with the Company after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer of the Company (the “CEO”) of the Company, which demand specifically identifies the manner in which the Company believes that Executive has not substantially performed his/her duties or responsibilities; (B) the conviction of Executive by a court of competent jurisdiction for felony criminal conduct which, in the good faith opinion of the Company, would impair Executive’s ability to perform his or her duties or impair the business reputation of the Company; (C) the willful engaging by Executive in fraud or dishonesty that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (D) a material violation by Executive of the Company’s policies or codes of conduct.

(ii)“Disability” means Executive has incurred or is afflicted with any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and as a result, has become eligible for and begun receiving income replacement benefits under the terms of the Company’s long-term disability plan or policy as may be in effect from time to time.

(iii)“Good Reason” means, without Executive’s express written consent, any of the following: (A) the assignment to Executive of duties materially inconsistent with Executive’s authority, duties or responsibilities with respect to Executive’s position or any action by the Company that results in a diminution in such authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity); (B) a material reduction in Executive’s base salary; (C) a material reduction in the budget over which Executive retains authority; (D) a change in the geographic location at which Executive must perform services for the Company greater than 25 miles from the prior location; and (E) any material violation of this Agreement by the Company. Executive shall be entitled to terminate employment for Good Reason only if: (x) Executive provides written notice to the CEO of the existence of a condition specified in paragraphs (A) through (E) above within 90 days of the initial existence of the condition; (y) the Company does not remedy such condition within 30 days of the date of such notice; and (z) Executive terminates employment within 90 days following the last day of the remedial period described above.

4.Section 280G.

(a)Cut-Back. If the Retention Bonus, alone or in combination with any other payment or benefit payable or previously paid to Executive (collectively, “Payments”) would (i) constitute an “excess parachute payment” within the meaning of Section 280G of the Code (after a reduction for reasonable compensation for personal services rendered by Executive (or

Executive refraining from the performance of services in compliance with a non-competition covenant)), and (ii) as such, be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest and penalties incurred in connection with such excise tax, collectively referred to herein as the “Excise Tax”), then Payments shall be either (a) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00)

less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by Executive shall be subject to the Excise Tax or (b) paid in full, whichever produces the better net after-tax position to Executive. In such event, except as otherwise provided in Section 5.1 of the MTS Systems Corporation Executive Change in Control Severance Plan, as amended and restated (the “Executive CIC Severance Plan”), the reduction will occur in the following order: (x) reduction of cash payments; (y) cancellation of accelerated vesting of equity awards; and (z) reduction of other employee benefits. If acceleration of vesting of compensation from equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant unless Executive elects in writing a different order for cancellation.

(b)Determinations. All determinations required to be made under this Section 4 shall be made by a nationally recognized accounting firm other than the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Executive. Notice must be given to the Accounting Firm no later than 15 business days following the Closing Date, including at any time prior to and in anticipation of the “Closing” (as defined in the Merger Agreement). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code). For the purposes of all calculations under Section 280G of the Code and the application of this Section 4, all determinations as to present value shall use 120 percent of the applicable federal rate (determined under Section 1274(d) of the Code) compounded based on the nature of the payment, as in effect on the Closing Date, but if not otherwise specified, compounded on a semiannual basis. The determination by the Accounting Firm shall be final and binding on the Company and the Executive.

(c)Cooperation. In exchange for receiving any of the First Retention Bonus or the Second Retention Bonus, without limiting or otherwise affecting Executive’s obligations and entitlements under this Agreement, Executive agrees to cooperate with the Company to implement any measures intended to mitigate the amount or payment of any Excise Tax which are determined by the by the Committee as constituted as of immediately prior to the Closing Date, in its sole discretion, and with the Accounting Firm in making determinations as described in Section 4(b). Executive’s obligation to cooperate will include, without limitation, executing agreements with the Company that provide for clawback of payments previously made, modify the terms of (or implement) non-competition and other restrictive covenants, or modify the time any Payment is made. Except in connection with a reduction made pursuant to Section 4(a) above, no mitigation measures may cause any Payments that Executive earned to be materially reduced without Executive’s written consent. For the avoidance of doubt, mitigation efforts shall not include entering into gross-up arrangements or issuing additional shares (except to the extent otherwise permitted under the Merger Agreement).

5.Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its affiliates for any period of time, and Executive or the Company or any of its affiliates may terminate Executive’s employment at any time, and for any or no reason, subject only to the notice requirements set forth in Section 7 hereof.

6.Successors; Binding Agreement. This Agreement is enforceable by the Company and its affiliates and may, upon written notice to Executive, be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent, subsidiary or other affiliate of the Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

7.Notices. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed:

(i)if to Executive, to the home address of Executive maintained in the Company’s business records, and if to the Company, to MTS Systems Corporation, 14000 Technology Drive, Attention: Senior Vice President, General Counsel, with copies to Vice President, HR Operations, or

(ii)to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.Governing Law; Forum Selection; Severability; Survival. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Minnesota without regard to the principle of conflicts of laws. The parties hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts sitting in Minneapolis, Minnesota, and agree that any claim under this Agreement shall be brought in any such court. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement shall terminate immediately following the Second Payment Date; provided, however, that if Executive has any outstanding obligation to repay the Company under Section 3 of this Agreement, then Section 3 shall remain in full force and effect until the date on which Executive has fully satisfied his or her obligations under such Section; and, provided further, that Sections 5 through 10 (inclusive) shall remain in full force and effect following the termination of this Agreement to the extent necessary to carry out the full intent and purposes of each such Section.

9.Section 409A Compliance. The payments under this Agreement are intended to comply with or be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible, as “short-term deferrals” pursuant to Treasury regulation §1.409A-1(b)(4) and this Agreement shall be interpreted and construed in a manner that avoids the imposition of excise taxes and other penalties under Section 409A (“409A Penalties”). Each payment under this Agreement shall be designated as a separate payment within the meaning of Section 409A. In the event that the terms of this Agreement provide deferred compensation within the meaning of Section 409A and do not comply with such section and regulations promulgated thereunder, the parties will cooperate diligently to amend the terms of this Agreement to avoid 409A Penalties, to the extent possible. Notwithstanding the foregoing, under no circumstances will the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by Executive due to any failure to comply with Section 409A.

10.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

11.Miscellaneous.

(a)This Agreement constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between Executive and the Company related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between Executive and the Company, written or oral. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.

(b)No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company, except as otherwise set forth in Section 8 hereof (Governing Law; Forum Selection; Severability; Survival). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of this 18 day of Dec, 2020.

MTS SYSTEMS CORPORATION
By: /s/ ROBERT J. RIES
Name: Robert J. Ries
Title: VP, Human Resource Operations

EXECUTIVE
/s/ DAVE HORE
Name: Dave Hore

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